AT THE COMPANY:

Christine Parker — Director, Investor Relations

(713) 623-0790

CORNELL RAISES SECOND QUARTER, FULL YEAR GUIDANCE

Houston, Texas (June 12, 2006) — Cornell Companies, Inc. (NYSE: CRN) today updated its financial guidance for the second quarter and full year.

Based on the current business outlook, Cornell has raised its projections for its second quarter earnings per share by $0.04.  As a result, second quarter earnings per share are projected to range from $0.25 to $0.29 on an as-reported basis, and from $0.29 to $0.33 on a pro-forma basis, which excludes pre-opening and start-up costs for new facilities, and losses associated with New Morgan Academy.  Reconciliations of these forward-looking non-GAAP measures to the comparable GAAP measures are provided below.

After incorporating this increase, the Company expects full year earnings per share to range from

$0.65 to $0.72 on an as-reported basis, and from $0.93 to $1.00 on a pro-forma basis, which excludes pre-opening and start-up expenses for new facilities, and losses associated with New Morgan Academy.

James E. Hyman, Cornell’s chairman and chief executive officer, said, “We are very pleased with the outlook for our second quarter.  We have seen continued operational strength, following on the heels of a successful first quarter.  As a result, we are increasing our earnings expectations for both the second quarter and the full year.”

RECONCILIATION OF FORWARD-LOOKING INFORMATION:	Second Quarter Ending June 30, 2006	Twelve Months Ending December 31, 2006

GAAP earnings per share — diluted	$0.25 - 0.29	$0.65 - 0.72
New Morgan Academy	0.04	0.17
Pre-opening and start-up expenses, net of start-up revenue	—	0.11
Pro forma earnings per share — diluted	$0.29 - 0.33	$0.93 - 1.00

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The Company (www.cornellcompanies.com) has 82 facilities in 18 states and the District of Columbia. Cornell has a total service capacity of 19,442.

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Cornell Companies, Inc.
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This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We have based our forward-looking statements on management’s beliefs and assumptions based on information available to management at the time the statements are made. Actual results may differ materially from those expressed or implied by forward-looking statements as a result of many factors or events, including the risks and uncertainties we discuss in our filings with the Securities and Exchange Commission. Our filings with the Securities and Exchange Commission are available free of charge on the Securities and Exchange Commission’s web site at http://www.sec.gov. Each forward looking-statement speaks only as of the date of the particular statement, and we undertake no obligation to update or revise any forward looking-statement, whether as a result of new information, future events or otherwise. Information in this release is subject to adjustment resulting from further review and the obtaining of additional information that may impact our consolidated financial statements.

This release includes non-GAAP (pro forma) net income per share data. These measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP (pro forma) measures used by other companies. Our management believes that the presentation of non-GAAP (pro forma) net income per share data, when shown in conjunction with the corresponding GAAP measures, provides useful information to investors regarding financial and business trends relating to our financial condition and results of operations. Our management further believes that where the adjustments used in calculating non-GAAP (pro forma) net income per share data are based on specific, identified charges that impact different line items in our statements of operations that it is useful to investors to know how these specific line items in the statements of operations are affected by these adjustments.

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